WOW

WOWJOINT HOLDINGS

WOWJOINT HOLDINGS LIMITED

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

ORDINARY SHARES

CUSIP 69796W 10 1

SEE REVERSE FOR CERTAIN DEFINITIONS

This Certifies that

is the owner of

FULLY PAID AND NON-ASSESSABLE ORDINARY SHARES OF PAR VALUE OF $0.001 EACH

WOWJOINT HOLDINGS LIMITED

transferable by entry in the register of members of the Company upon surrender of this certificate properly endorsed. The Company will be wound up if it is unable to complete a business combination by November 21, 2009, May 21, 2010, or May 15, 2011, all as more fully described in the Company's final prospectus dated May 15, 2008.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness the seal of the Company and the facsimile signature of its duly authorized officer.

Dated:

SECRETARY

WOWJOINT HOLDINGS LIMITED CORPORATE SEAL 2007 CAYMAN ISLANDS

CHIEF EXECUTIVE OFFICER

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
(Jersey City, NJ)
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED OFFICER

CERTIFICATE OF STOCK

ABnote North America

711 ARMSTRONG LANE, COLUMBIA, TN 38401 • (931) 388-3003

PRODUCTION COORDINATOR:HOLLY GRONER 931-490-7660
PROOF OF MARCH 30, 2010
Wowjoint Holdings
TSB 1368 FC
Operator: JB
REVISION: NEW

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____OK AS IS ____OK WITH CHANGES ____MAKE CHANGES AND SEND ANOTHER PROOF

Colors Selected for Printing: Intaglio prints in SC-13 RED

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.

NOTE: TEXT RECEIVED BY E-MAIL IS NOT PROOFREAD WORD FOR WORD.